Exhibit 99.1

Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Wednesday, April 13, 2016

COMMERCE BANCSHARES, INC. ANNOUNCES
FIRST QUARTER EARNINGS PER COMMON SHARE OF $.65

Commerce Bancshares, Inc. announced earnings of $.65 per common share for the three months ended March 31, 2016 compared to $.63 per share in the prior quarter and $.58 per share in the first quarter of 2015. Net income attributable to Commerce Bancshares, Inc. for the first quarter amounted to $65.4 million, compared to $63.7 million in the prior quarter and $61.1 million in the same quarter last year. For the quarter, the return on average assets was 1.07%, the return on average common equity was 11.2% and the efficiency ratio was 62.62%.

In announcing these results, David W. Kemper, Chairman and CEO, said, “This quarter we are pleased to report solid top line revenue growth of 6% annualized along with continued strong average loan growth. Average total loans increased by $313.1 million, or 10% annualized, this quarter compared to the previous quarter, with most of this growth occurring in business, construction and business real estate lending. Average deposits also grew by $499.8 million, an annualized increase of 10%. This quarter our net interest income grew by $1.3 million over the prior quarter and increased $17.6 million, or 12%, over the same period last year. Non-interest income grew $3.0 million over the prior quarter and increased $12.5 million, or 12%, over the first quarter last year. Growth in fee income over the prior year was spread throughout a number of business lines but mainly resulted from higher deposit, bank card, trust, swap, tax credit and mortgage banking fees. Non-interest expense grew by $1.7 million over the previous quarter.”

Mr. Kemper continued, “Net loan charge-offs for the current quarter totaled $8.8 million, compared to $9.2 million in the previous quarter and $7.4 million in the first quarter of 2015. The decrease in net loan charge-offs compared to the previous quarter was mainly due to lower personal real estate and consumer credit card net loan losses but offset by slightly higher commercial loan charge-offs. During the current quarter, the provision for loan losses totaled $9.4 million, or $600 thousand higher than net loan charge-offs. The allowance for loan losses amounted to $152.1 million at March 31, 2016, or 1.20% of period end loans, and was 5.2 times non-performing loans. Total non-performing assets increased $2.0 million over the previous quarter to $31.4 million this quarter.”

Total assets at March 31, 2016 were $24.5 billion, total loans were $12.7 billion, and total deposits were $20.7 billion. During the quarter, the Company paid a common cash dividend of $.225 per share, representing a 5% increase over the rate paid in 2015 and also paid a 6% cash dividend on its preferred stock.

(more)

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 350 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.

This financial news release, including management's discussion of first quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at 1000 Walnut Street, Suite 700
Kansas City, MO 64106
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended
(Unaudited) (Dollars in thousands, except per share data)	March 31, 2016	December 31, 2015	March 31, 2015
FINANCIAL SUMMARY
Net interest income	$163,775	$162,487	$146,138
Non-interest income	119,024	116,042	106,574
Total revenue	282,799	278,529	252,712
Investment securities gains (losses), net	(995)	(1,480)	6,035
Provision for loan losses	9,439	9,186	4,420
Non-interest expense	177,473	175,777	163,845
Income before taxes	94,892	92,086	90,482
Income taxes	29,370	27,661	28,468
Non-controlling interest expense	148	715	959
Net income attributable to Commerce Bancshares, Inc.	65,374	63,710	61,055
Preferred stock dividends	2,250	2,250	2,250
Net income available to common shareholders	$63,124	$61,460	$58,805
Earnings per common share:
Net income — basic	$.65	$.63	$.58
Net income — diluted	$.65	$.63	$.58
Effective tax rate	31.00%	30.27%	31.80%
Taxable equivalent net interest income	$171,425	$170,141	$153,348
Diluted wtd. average shares outstanding	95,782,109	96,486,100	100,367,348

RATIOS
Average loans to deposits (1)	62.81%	62.80%	59.71%
Return on total average assets	1.07	1.05	1.05
Return on average common equity (2)	11.20	10.88	10.69
Non-interest income to total revenue	42.09	41.66	42.17
Efficiency ratio (3)	62.62	62.97	64.65
Net yield on interest earning assets	2.95	2.94	2.76

EQUITY SUMMARY
Cash dividends per share	$.225	$.214	$.214
Cash dividends on common stock	$21,760	$20,920	$21,752
Cash dividends on preferred stock	$2,250	$2,250	$2,250
Book value per common share (4)	$23.85	$22.86	$22.30
Market value per common share (4)	$44.95	$42.54	$40.30
High market value per common share	$45.96	$47.10	$41.86
Low market value per common share	$37.44	$41.40	$37.65
Common shares outstanding (4)	96,537,955	97,226,000	101,368,889
Tangible common equity to tangible assets (5)	8.84%	8.48%	8.83%
Tier I leverage ratio	9.11%	9.23%	9.31%

OTHER QTD INFORMATION
Number of bank/ATM locations	346	346	353
Full-time equivalent employees	4,765	4,770	4,769

(1)	Includes loans held for sale.

(2)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(3)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(4)	As of period end.

(5)
The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
(Unaudited) (In thousands, except per share data)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Interest income	$172,128	$169,742	$169,115	$170,577	$152,982
Interest expense	8,353	7,255	7,077	6,920	6,844
Net interest income	163,775	162,487	162,038	163,657	146,138
Provision for loan losses	9,439	9,186	8,364	6,757	4,420
Net interest income after provision for loan losses	154,336	153,301	153,674	156,900	141,718
NON-INTEREST INCOME
Bank card transaction fees	44,470	46,320	44,635	45,672	42,299
Trust fees	30,370	30,054	29,630	30,531	29,586
Deposit account charges and other fees	20,691	21,606	20,674	19,637	18,499
Capital market fees	2,725	3,116	2,620	2,738	3,002
Consumer brokerage services	3,509	3,254	3,687	3,507	3,336
Loan fees and sales	2,510	2,101	1,855	2,183	2,089
Other	14,749	9,591	8,187	9,967	7,763
Total non-interest income	119,024	116,042	111,288	114,235	106,574
INVESTMENT SECURITIES GAINS (LOSSES), NET	(995)	(1,480)	(378)	2,143	6,035
NON-INTEREST EXPENSE
Salaries and employee benefits	106,859	102,098	100,874	99,655	98,074
Net occupancy	11,303	10,981	11,247	10,999	11,561
Equipment	4,634	4,915	4,789	4,679	4,703
Supplies and communication	6,829	6,554	5,609	5,226	5,581
Data processing and software	22,899	22,274	21,119	21,045	19,506
Marketing	3,813	3,539	4,343	4,307	3,918
Deposit insurance	3,165	3,145	2,981	3,019	3,001
Other	17,971	22,271	20,440	16,533	17,501
Total non-interest expense	177,473	175,777	171,402	165,463	163,845
Income before income taxes	94,892	92,086	93,182	107,815	90,482
Less income taxes	29,370	27,661	27,969	32,492	28,468
Net income	65,522	64,425	65,213	75,323	62,014
Less non-controlling interest expense	148	715	601	970	959
Net income attributable to Commerce Bancshares, Inc.	65,374	63,710	64,612	74,353	61,055
Less preferred stock dividends	2,250	2,250	2,250	2,250	2,250
Net income available to common shareholders	$63,124	$61,460	$62,362	$72,103	$58,805
Net income per common share — basic	$.65	$.63	$.63	$.72	$.58
Net income per common share — diluted	$.65	$.63	$.63	$.72	$.58

OTHER INFORMATION
Return on total average assets	1.07%	1.05%	1.09%	1.26%	1.05%
Return on average common equity (1)	11.20	10.88	11.25	12.91	10.69
Efficiency ratio (2)	62.62	62.97	62.55	59.39	64.65
Effective tax rate	31.00	30.27	30.21	30.41	31.80
Net yield on interest earning assets	2.95	2.94	3.00	3.04	2.76
Net interest income (T/E)	$171,425	$170,141	$169,512	$171,037	$153,348

(1)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(2)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	March 31, 2016	December 31, 2015	March 31, 2015
ASSETS
Loans
Business	$4,575,081	$4,397,893	$4,183,977
Real estate — construction and land	745,369	624,070	423,928
Real estate — business	2,395,933	2,355,544	2,282,988
Real estate — personal	1,903,969	1,915,953	1,887,557
Consumer	1,904,320	1,924,365	1,766,888
Revolving home equity	423,005	432,981	426,964
Consumer credit card	744,364	779,744	739,543
Overdrafts	5,829	6,142	10,115
Total loans	12,697,870	12,436,692	11,721,960
Allowance for loan losses	(152,132)	(151,532)	(153,532)
Net loans	12,545,738	12,285,160	11,568,428
Loans held for sale	60,078	7,607	2,770
Investment securities:
Available for sale	9,552,179	9,777,004	9,917,242
Trading	23,130	11,890	15,501
Non-marketable	117,259	112,786	110,560
Total investment securities	9,692,568	9,901,680	10,043,303
Federal funds sold and short-term securities purchased under agreements to resell	9,075	14,505	12,450
Long-term securities purchased under agreements to resell	825,000	875,000	1,050,000
Interest earning deposits with banks	171,651	23,803	123,712
Cash and due from banks	375,481	464,411	416,109
Land, buildings and equipment — net	350,423	352,581	356,309
Goodwill	138,921	138,921	138,921
Other intangible assets — net	6,539	6,669	7,143
Other assets	331,478	534,625	330,338
Total assets	$24,506,952	$24,604,962	$24,049,483
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$7,065,066	$7,146,398	$6,785,221
Savings, interest checking and money market	11,205,357	10,834,746	10,656,139
Time open and C.D.’s of less than $100,000	766,810	785,191	853,842
Time open and C.D.’s of $100,000 and over	1,649,076	1,212,518	1,281,297
Total deposits	20,686,309	19,978,853	19,576,499
Federal funds purchased and securities sold under agreements to repurchase	957,388	1,963,552	1,610,463
Other borrowings	103,806	103,818	103,854
Other liabilities	312,167	191,321	353,260
Total liabilities	22,059,670	22,237,544	21,644,076
Total stockholders’ equity	2,442,028	2,361,990	2,400,614
Non-controlling interest	5,254	5,428	4,793
Total equity	2,447,282	2,367,418	2,405,407
Total liabilities and equity	$24,506,952	$24,604,962	$24,049,483

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (Dollars in thousands)	For the Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
ASSETS:
Loans:
Business	$4,491,556	$4,351,756	$4,221,478	$4,135,362	$4,031,904
Real estate — construction and land	682,557	584,185	476,331	432,008	414,908
Real estate — business	2,382,094	2,320,439	2,284,928	2,287,885	2,281,777
Real estate — personal	1,909,532	1,916,219	1,911,469	1,891,109	1,877,580
Consumer	1,934,577	1,908,540	1,861,636	1,815,699	1,731,146
Revolving home equity	429,682	429,582	434,355	429,644	430,525
Consumer credit card	752,098	756,743	746,066	734,289	748,831
Overdrafts	4,772	6,303	5,233	4,510	5,612
Total loans	12,586,868	12,273,767	11,941,496	11,730,506	11,522,283
Allowance for loan losses	(151,308)	(150,856)	(150,890)	(152,994)	(156,097)
Net loans	12,435,560	12,122,911	11,790,606	11,577,512	11,366,186
Loans held for sale	9,360	6,118	4,471	3,969	1,851
Investment securities:
U.S. government and federal agency obligations	703,212	580,816	402,591	424,823	455,633
Government-sponsored enterprise obligations	776,488	824,066	887,631	988,120	1,057,666
State and municipal obligations	1,718,587	1,779,704	1,805,931	1,799,355	1,759,511
Mortgage-backed securities	3,424,716	3,335,627	3,217,589	3,161,050	2,938,575
Asset-backed securities	2,537,472	2,574,426	2,546,982	2,839,483	3,140,086
Other marketable securities	342,382	337,340	302,323	249,075	160,634
Unrealized gain on investment securities	149,319	130,231	118,404	170,039	169,486
Total available for sale securities	9,652,176	9,562,210	9,281,451	9,631,945	9,681,591
Trading securities	18,190	23,217	22,283	19,758	16,719
Non-marketable securities	127,769	114,321	114,062	109,522	107,511
Total investment securities	9,798,135	9,699,748	9,417,796	9,761,225	9,805,821
Federal funds sold and short-term securities purchased under agreements to resell	17,378	18,694	21,012	12,812	12,092
Long-term securities purchased under agreements to resell	850,275	902,174	1,007,606	1,049,999	1,049,998
Interest earning deposits with banks	219,636	178,486	160,687	198,407	288,589
Other assets	1,172,916	1,119,602	1,106,739	1,135,601	1,127,864
Total assets	$24,503,260	$24,047,733	$23,508,917	$23,739,525	$23,652,401

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$6,905,673	$6,995,666	$6,781,592	$6,744,536	$6,621,110
Savings	761,020	736,824	739,172	738,769	701,987
Interest checking and money market	10,128,543	9,805,457	9,619,621	9,759,608	9,828,203
Time open & C.D.’s of less than $100,000	775,221	796,639	820,792	844,675	868,179
Time open & C.D.’s of $100,000 and over	1,483,700	1,219,803	1,171,617	1,227,322	1,280,110
Total deposits	20,054,157	19,554,389	19,132,794	19,314,910	19,299,589
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,404,754	1,707,430	1,677,322	1,674,682	1,558,118
Other borrowings	377,711	103,819	103,875	103,846	103,999
Total borrowings	1,782,465	1,811,249	1,781,197	1,778,528	1,662,117
Other liabilities	254,437	295,718	250,626	260,945	314,163
Total liabilities	22,091,059	21,661,356	21,164,617	21,354,383	21,275,869
Equity	2,412,201	2,386,377	2,344,300	2,385,142	2,376,532
Total liabilities and equity	$24,503,260	$24,047,733	$23,508,917	$23,739,525	$23,652,401

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited) (Dollars in thousands)	For the Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
ASSETS:
Loans:
Business (1)	2.87%	2.78%	2.73%	2.79%	2.82%
Real estate — construction and land	3.51	3.41	3.52	3.65	3.81
Real estate — business	3.70	3.68	3.71	3.83	3.73
Real estate — personal	3.77	3.76	3.73	3.77	3.83
Consumer	3.87	3.91	4.00	3.92	4.05
Revolving home equity	3.52	3.44	3.50	3.60	3.63
Consumer credit card	11.42	11.23	11.59	11.74	11.62
Overdrafts	—	—	—	—	—
Total loans	3.89	3.85	3.89	3.95	3.99
Loans held for sale	5.80	5.40	4.26	3.94	4.65
Investment securities:
U.S. government and federal agency obligations	.40	.17	4.39	6.09	(5.32)	(2)
Government-sponsored enterprise obligations	1.93	1.89	1.77	1.82	1.90
State and municipal obligations (1)	3.66	3.64	3.44	3.49	3.55
Mortgage-backed securities	2.45	2.54	2.47	2.61	2.62
Asset-backed securities	1.39	1.25	1.15	1.03	.88
Other marketable securities (1)	2.79	2.83	2.65	2.61	2.50
Total available for sale securities	2.20	2.20	2.32	2.38	1.76
Trading securities (1)	2.87	2.65	2.72	2.86	2.74
Non-marketable securities (1)	6.54	8.19	8.28	8.90	8.94
Total investment securities	2.26	2.27	2.39	2.45	1.84
Federal funds sold and short-term securities purchased under agreements to resell	.56	.32	.40	.47	.30
Long-term securities purchased under agreements to resell	1.64	1.40	1.29	1.40	1.18
Interest earning deposits with banks	.49	.28	.25	.25	.25
Total interest earning assets	3.10	3.07	3.12	3.16	2.89

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.12	.12	.13	.11	.12
Interest checking and money market	.13	.13	.13	.13	.13
Time open & C.D.’s of less than $100,000.38		.37	.38	.39	.41
Time open & C.D.’s of $100,000 and over	.54	.51	.53	.49	.45
Total interest bearing deposits	.19	.18	.18	.18	.18
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	.25	.14	.11	.10	.10
Other borrowings	1.33	3.47	3.43	3.44	3.43
Total borrowings	.48	.33	.31	.30	.30
Total interest bearing liabilities	.23%	.20%	.20%	.19%	.19%

Net yield on interest earning assets	2.95%	2.94%	3.00%	3.04%	2.76%
(1) Stated on a tax equivalent basis using a federal income tax rate of 35%.
(2) Includes losses of $7.0 million in inflation interest on U.S. Treasury inflation-protected securities in the first quarter of 2015.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended
(Unaudited) (In thousands, except per share data)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$151,532	$151,532	$151,532	$153,532	$156,532
Provision for losses	9,439	9,186	8,364	6,757	4,420
Net charge-offs (recoveries):
Commercial portfolio:
Business	463	(133)	(175)	(239)	159
Real estate — construction and land	(11)	60	(67)	(309)	(946)
Real estate — business	(242)	(626)	(22)	764	(249)
	210	(699)	(264)	216	(1,036)
Personal banking portfolio:
Consumer credit card	5,918	6,479	5,784	6,424	6,352
Consumer	2,599	2,251	2,435	1,849	1,743
Overdraft	219	487	429	212	222
Real estate — personal	(195)	458	(69)	(47)	99
Revolving home equity	88	210	49	103	40
	8,629	9,885	8,628	8,541	8,456
Total net loan charge-offs	8,839	9,186	8,364	8,757	7,420
Balance at end of period	$152,132	$151,532	$151,532	$151,532	$153,532

NET CHARGE-OFF RATIOS*
Commercial portfolio:
Business	.04%	(.01)%	(.02)%	(.02)%	.02%
Real estate — construction and land	(.01)	.04	(.06)	(.29)	(.92)
Real estate — business	(.04)	(.11)	—	.13	(.04)
	.01	(.04)	(.01)	.01	.06
Personal banking portfolio:
Consumer credit card	3.16	3.40	3.08	3.51	3.44
Consumer	.54	.47	.52	.41	.41
Overdraft	18.46	30.65	32.52	18.85	16.04
Real estate — personal	(.04)	.09	(.01)	(.01)	.02
Revolving home equity	.08	.19	.04	.10	.04
	.69	.78	.69	.70	.72
Total	.28%	.30%	.28%	.30%	.26%

CREDIT QUALITY RATIOS
Non-performing assets to total loans	.25%	.24%	.24%	.26%	.35%
Non-performing assets to total assets	.13	.12	.12	.13	.17
Allowance for loan losses to total loans	1.20	1.22	1.24	1.27	1.31

NON-PERFORMING ASSETS
Non-accrual loans:
Business	$16,098	$10,874	$11,699	$11,856	$9,961
Real estate — construction and land	2,710	3,090	4,046	3,600	4,488
Real estate — business	6,234	7,863	5,054	5,643	15,028
Real estate — personal	4,205	4,425	4,980	5,446	6,341
Consumer	—	—	—	100	—
Revolving home equity	120	323	—	—	—
Total	29,367	26,575	25,779	26,645	35,818
Foreclosed real estate	1,997	2,819	3,053	4,185	4,967
Total non-performing assets	$31,364	$29,394	$28,832	$30,830	$40,785

Loans past due 90 days and still accruing interest	$15,360	$16,467	$14,707	$14,218	$12,181
*as a percentage of average loans (excluding loans held for sale)

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2016

For the quarter ended March 31, 2016, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $65.4 million, compared to $63.7 million in the previous quarter and $61.1 million in the same quarter last year. The increase in net income over the previous quarter resulted mainly from an increase in net interest income of $1.3 million coupled with higher non-interest income $3.0 million. The provision for loan losses increased by $253 thousand, while non-interest expense grew this quarter by $1.7 million compared to the previous quarter. For the current quarter, the return on total average assets was 1.07%, the return on average common equity was 11.2%, and the efficiency ratio was 62.6%.

Balance Sheet Review
During the 1st quarter of 2016, average total loans increased $313.1 million, or 10% annualized, compared to the previous quarter and increased $1.1 billion, or 9.2%, compared to the same period last year. Compared to the previous quarter, the increase in average loans resulted mainly from growth in business (up $139.8 million), construction (up $98.4 million), business real estate (up $61.7 million) and consumer loans (growth of $26.0 million). The increase in business loans came from continued growth in commercial and industrial, leasing and tax-free lending activities, while commercial construction projects continued to drive growth in construction loans. Average consumer loan growth was largely the result of continued demand for automobile and other consumer type loans, which grew $36.4 million, partly offset by a decline of $9.6 million in marine and RV loans. Average personal real estate loans declined $6.7 million this quarter; however, the Company also sold certain fixed rate loans totaling $22.0 million during the quarter, as part of an origination initiative that began in 2015. In March 2016, the Company identified certain automobile loans totaling $50.4 million which it intends to sell, and reclassified these loans as held for sale.

During the 1st quarter of 2016, total average available for sale investment securities increased $90.0 million to $9.7 billion. Purchases of new securities totaled $215.1 million in the 1st quarter of 2016 and were offset by sales, maturities and pay downs of $541.9 million. U.S. government and federal agency securities increased on average by $122.4 million, while mortgage-backed securities increased $89.1 million. At March 31, 2016, the duration of the investment portfolio was 2.8 years, and maturities and pay downs of approximately $1.6 billion are expected to occur during the next 12 months.

Total average deposits increased $499.8 million, or 2.6%, this quarter compared to the previous quarter. The increase in average deposits resulted mainly from increases in money market (increase of $324.6 million), savings (increase of $24.2 million), and short-term jumbo certificate of deposit (increase of $264.7 million) accounts. Business demand deposits declined $159.6 million this quarter. Compared to the previous quarter, total average commercial, consumer and private banking deposits increased $250.7 million, $172.4 million, and $80.7 million, respectively. The average loans to deposits ratio was 62.8% in both the current quarter and in the prior quarter.

The Company’s average borrowings declined $28.8 million to $1.8 billion as a result of a decline of $302.7 million in federal funds purchased and repurchase agreements, partly offset by an increase in FHLB debt of $272.5 million.

Net Interest Income
Net interest income (tax equivalent) in the 1st quarter of 2016 amounted to $171.4 million compared with $170.1 million in the previous quarter, an increase of $1.3 million. Net interest income (tax equivalent) for the current quarter increased $18.1 million compared to the 1st quarter of last year. During the 1st quarter of 2016, the net yield on earning assets (tax equivalent) was 2.95%, compared with 2.94% in the previous quarter and 2.76% in the same period last year.

The increase in net interest income (tax equivalent) in the current quarter compared to the prior period was due mainly to an increase in interest on loans of $2.5 million and higher earnings on U.S. Treasury and asset-backed securities of $1.2 million. Inflation income on inflation-protected securities amounted to negative $1.5 million, compared to negative $1.4 million in the prior quarter as a result of a slight decline in the Consumer Price Index published this quarter. Inflation income in the same period last year totaled negative $7.0 million. Excluding the effects of inflation income, the net yield on earning assets would have been 2.98% in the current quarter, 2.97% in the prior quarter, and 2.89% in the same period last year. During the current quarter, adjustments to premium amortization expense on certain mortgage-backed and asset-backed securities, due to increasing prepayment speed assumptions, decreased interest income by $147 thousand compared with an increase of $966 thousand in the prior quarter.

Compared to the previous quarter, interest income (tax-equivalent) on loans increased $2.5 million and was mainly due to higher average balances, especially in business, construction, business real estate, and consumer loans. However, these increases in interest income were partly offset by lower yields on consumer banking loans. Overall, the average yield on the loan portfolio increased 4 basis points this quarter to 3.89%. Total interest income (tax-equivalent) on investment securities declined $573 thousand from the previous quarter as a result of increasing prepayment speeds on mortgage-backed securities noted above, coupled with lower earnings on municipal securities due to lower average balances. The yield on investment securities totaled 2.26% in the current quarter compared to 2.27% in the prior quarter.

Interest expense on deposits increased $454 thousand this quarter compared with the previous quarter due to higher balances and slightly higher deposit rates. Borrowing costs increased $644 thousand due to higher average FHLB debt balances and higher rates paid on repurchase agreements.

Non-Interest Income
In the 1st quarter of 2016, total non-interest income amounted to $119.0 million, an increase of $12.5 million, or 11.7%, compared to the same period last year. Also, current quarter non-interest income increased $3.0 million, or 2.6%, when compared to amounts recorded in the previous quarter. The increase in non-interest income over the same period last year was mainly due to higher bank card, deposit, swap, trust, and tax credit fee income. Additionally a former branch property was sold for a pre-tax gain of $3.3 million, while in 2015, losses on sales or fair value adjustments of branch locations held for sale totaled $1.6 million.

Total bank card fees in the current quarter increased $2.2 million, or 5.1%, over the same period last year. The increase was mainly the result of growth in merchant, debit, and corporate card

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2016

interchange fees of 16.8%, 5.3% and 2.0%, respectively. Credit card fees also increased 4.3% this quarter. Total bank card fees this quarter were comprised of fees on corporate card ($22.3 million), debit card ($9.4 million), merchant ($7.1 million) and credit card ($5.6 million) transactions.

In the current quarter, trust fees increased $784 thousand, or 2.6%, compared to the same period last year, resulting mainly from continued growth in both private client and institutional trust activities. Deposit account fees also increased $2.2 million, or 11.8%, compared to the same period last year as a result of higher deposit account service fees and growth of 7.5% in overdraft fees.

Capital market fees decreased $277 thousand, or 9.2%, from the same quarter last year on lower sales volumes from correspondent banks; while mortgage banking revenue increased $322 thousand, or 31.8%, due to sales of newly-originated residential mortgages, as the Company began a new program of selling longer-term fixed rate mortgages in 2015. Fees from sales of interest rate swaps (included in other non-interest income) totaled $2.2 million thousand this quarter, an increase of $1.0 million compared to the same period last year. Fees from sales of tax credits totaled $1.5 million in the current quarter, an increase of $678 thousand over the same quarter last year. Non-interest income comprised 42.1% of the Company’s total revenue this quarter.

Investment Securities Gains and Losses
The Company recorded net securities losses of $995 thousand this quarter, compared with net losses of $1.5 million last quarter and net gains of $6.0 million in the same period last year. These losses mainly resulted from unrealized fair value adjustments to the Company’s private equity investment portfolio.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $177.5 million, an increase of $13.6 million, or 8.3%, over the same period last year, and was higher than the previous quarter’s total by $1.7 million, or 1.0%. The increase over the same period in the previous year was mainly due to higher costs for salaries and benefits (increase of $8.8 million), supplies and communication (increase of $1.2 million), data processing (increase of $3.4 million), and operating losses (increase of $815 thousand).

Compared to the 1st quarter of last year, salaries expense grew $6.1 million, or 7.5%, mainly due to higher full-time salaries and incentive compensation costs. Benefits expense increased $2.7 million mostly due to higher medical and payroll tax costs. Growth in salaries expense resulted partly from higher staffing costs in commercial card, trust, information technology and other support units. Full-time equivalent employees totaled 4,765 and 4,769 at March 31, 2016 and 2015, respectively.

Compared to the 1st quarter of last year, data processing costs increased $3.4 million this quarter, mainly due to higher bank card processing costs, software expense and outsourced lockbox costs, while supplies and communication costs increased $1.2 million, mainly due to higher reissuance costs for new chip cards distributed to customers. Operating losses totaled $1.5 million this quarter compared to $636 thousand in the 1st quarter of 2015, mainly due to a recovery of $468 thousand in litigation costs recorded in 2015 that did not reoccur. Costs for bank card related fraud (included in operating losses) totaled $845 thousand this quarter compared to $885 thousand in the same period last year and are down from $2.5 million in the prior quarter.

Income Taxes
The effective tax rate for the Company was 31.0% in the current quarter compared to 30.3% in the previous quarter and 31.8% in the 1st quarter of 2015.

Credit Quality
Net loan charge-offs in the 1st quarter of 2016 amounted to $8.8 million, compared with $9.2 million in the prior quarter and $7.4 million in the 1st quarter of last year. The ratio of annualized net loan charge-offs to total average loans was .28% in the current quarter compared to .30% in the previous quarter and .26% in the 1st quarter of last year.

In the 1st quarter of 2016, annualized net loan charge-offs on average consumer credit card loans were 3.16%, compared with 3.40% in the previous quarter and 3.44% in the same period last year. Consumer loan net charge-offs were .54% of average consumer loans in the current quarter, .47% in the prior quarter and .41% in the same quarter last year. The provision for loan losses in the current quarter totaled $9.4 million, compared to $9.2 million in the prior quarter and $4.4 million in the 1st quarter of last year. At March 31, 2016, the allowance totaled $152.1 million, was 1.20% of total loans, and was 518% of total non-accrual loans.

At March 31, 2016, total non-performing assets amounted to $31.4 million, an increase of $2.0 million over the previous quarter. Non-performing assets are comprised of non-accrual loans and foreclosed real estate ($29.4 million and $2.0 million, respectively, at March 31, 2016). At March 31, 2016, the balance of non-accrual loans, which represented .23% of loans outstanding, included business loans of $16.1 million, business real estate loans of $6.2 million, personal real estate loans of $4.2 million and construction and land loans of $2.7 million. Loans more than 90 days past due and still accruing interest totaled $15.4 million at March 31, 2016.

Other
During the 1st quarter of 2016, the Company paid a cash dividend of $.225 per common share, representing an increase of 5% over the rate paid in 2015. Also, a cash dividend of $2.3 million was paid on its preferred stock. Additionally, the Company purchased 900,929 shares of treasury stock this quarter at an average price of $40.44.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.